UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 23, 2005

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000 – 30733 (Commission File Number)	41-1978822 (I.R.S. Employer Identification Number)

10700 Bren Road West Minnetonka, Minnesota (Address of principal executive offices)	55343 (Zip Code)

(952) 930-6000
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

From February 23, 2005 through February 28, 2005, Martin J. Emerson, President and Chief Executive Officer of American Medical Systems Holdings, Inc., exercised options to purchase 227,500 shares of common stock. From February 23, 2005 through February 28, 2005, he has sold, or anticipates selling a total of approximately 100,000 shares acquired upon exercise of these options to pay the exercise price and applicable income and employment-related taxes. Mr. Emerson has agreed to transfer the remaining shares acquired upon exercise of these options to his spouse pursuant to a Marital Termination Agreement, dated February 24, 2005.

Mr. Emerson has also agreed to transfer to his spouse unvested options to purchase an aggregate of 69,989 shares of common stock pursuant to the Marital Termination Agreement. These options will continue to be subject to vesting based on Mr. Emerson’s continued employment. His spouse will have full control over the exercise of these options and any sale of shares of common stock acquired upon exercise of these options, as well as the right to the net proceeds from the sale of any shares of common stock.

The Marital Termination Agreement is subject to court approval, and Mr. Emerson anticipates completing the transfer to his spouse of the foregoing shares of common stock and options to purchase common stock upon court approval of the Marital Termination Agreement.

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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
Dated: February 28, 2005	By:	/s/ Carmen L. Diersen
Carmen L. Diersen
Executive Vice President and Chief Financial Officer

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